EXHIBIT 99.1


       Immersion Corporation Reports Fourth Quarter 2005 Financial Results


     SAN JOSE, Calif.--(BUSINESS WIRE)--Feb. 28, 2006--Immersion Corporation, (Nasdaq:IMMR), a leading developer and licensor of touch feedback technology, today announced revenues of $6.9 million for the quarter ended December 31, 2005 compared to revenues of $7.4 million for the fourth quarter of 2004. Net loss for the fourth quarter of 2005 was $3.0 million, or $0.12 per share, an increase of 4 percent compared to a net loss of $2.9 million, or $0.12 per share, for the fourth quarter of 2004.
     Revenues for the year ended December 31, 2005 were $24.3 million compared to revenues of $23.8 million for the year ended December 31, 2004. Net loss for the year ended December 31, 2005 was $13.1 million, or $0.54 per share, an improvement of 37 percent compared to a net loss of $20.7 million, or $0.91 per share, for the year ended December 31, 2004. As of December 31, 2005, Immersion had cash and cash equivalents totaling $28.2 million.
     "Over the first three quarters of the year, our total Gaming business revenue increased by 41 percent over the comparable period in 2004," said Vic Viegas, Immersion CEO. "Although we anticipated somewhat lower revenue in fourth quarter due to next-generation console transitions, the impact of consumer purchase delays and shortages of the new Microsoft Xbox 360 contributed to a greater decline than we, and many in the industry, expected. The magnitude of the downturn in the video console gaming market was a major factor in our disappointing fourth quarter revenue and net loss.
     "In January 2006, our Mobility business reached a significant milestone with the launch of the first VibeTonz-enabled GSM mobile phone. Our first phone for the European market as well, the Samsung SGH-E770 is designed for mass-market appeal. It is currently being offered by Orange in the U.K. and France, T-Mobile in Germany and the U.K, and others to come. There are currently eight operators across three continents, representing approximately 220 million subscribers, who offer GSM or CDMA mobile phones with our VibeTonz technology.
     "In our patent infringement suit against Sony Computer Entertainment, Inc. and Sony Computer Entertainment of America, Inc., on June 16, 2005, Sony appealed the judgment, including the $90.7 million award, the injunction, and the compulsory license to the United States Court of Appeals for the Federal Circuit. We expect the appeal briefing to be completed by the end of March 2006. We remain confident of our position in the appeal process," concluded Viegas.
     In a related suit, Immersion and Electro Source announced today that they have settled Immersion's patent infringement action against Electro Source filed in September 2004, and, as part of the settlement, Electro Source has taken a license for Immersion patents related to vibro-tactile devices for consumer gaming peripherals.
     Immersion will host a conference call with company management on Tuesday, February 28, 2006 at 5:00 p.m. Eastern time to discuss operating results for the fourth quarter ended December 31, 2005. A question and answer session will follow. To listen to the call, dial +1 800.374.2366 approximately five minutes prior to the start of the call and enter confirmation number 2397525. The call will be archived and available for replay until March 7, 2006, by dialing +1
800.642.1687 and entering confirmation number 2397525. The call will also be simulcast on the Internet through Immersion Corporation's Web site, http://www.immersion.com. An audio replay of the call will be archived and available at www.immersion.com until February 28, 2007.

     About Immersion (www.immersion.com)

     Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing, and marketing digital touch technology and products. Bringing value to markets where man-machine interaction needs to be made more compelling, safer, or productive, Immersion helps its partners broaden market reach by making the use of touch feedback as critical a user experience as sight and sound. Immersion's technology is deployed across automotive, entertainment, medical training, mobility, personal computing, and three-dimensional simulation markets. Immersion's patent portfolio includes over 500 issued or pending patents in the United States and other countries.

     Forward-Looking Statements

     This press release contains "forward-looking statements" that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.
     All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including any projections of earnings, revenues, or other financial matters; any statements of the plans, strategies, and objectives of management for future operations; proposed products or services; any statements regarding future economic conditions or performance; any statements regarding projections of earnings, revenues, or other cash receivables which are contingent upon Sony's compliance with court orders; statements regarding Immersion's ability to keep any cash received from Sony to date after completion of the appeals process or other judicial proceedings; statements regarding the prospects and consequences of any negative rulings from the appeals court on the judgment, including the damages award; and statements of belief or assumptions underlying any of the foregoing. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business, which include, but are not limited to, delay in or failure to achieve commercial demand for Immersion's expanded technology offerings; a delay in or failure to achieve the acceptance of force feedback as a critical user experience in new and existing markets for our business segments; and risks and uncertainties associated with the ongoing litigation.
     For a more detailed discussion of these factors, and other factors that could cause the Company's actual results to vary materially, interested parties should review the risk factors listed in the Company's most current Form 10-Q, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect the Company's beliefs and predictions as of the date of this release. The Company disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

     Immersion, the Immersion logo, and VibeTonz are trademarks of Immersion Corporation in the U.S. and other countries. All other trademarks are the property of their respective owners.



                              Immersion Corporation
                 Condensed Consolidated Statements of Operations
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                  Three Months           Years
                               Ended December 31,   Ended December 31,
                                2005       2004      2005       2004
                              --------  --------- ---------  ---------
Revenues:
  Royalty and license          $2,615     $3,505    $8,888     $8,778
  Product sales                 3,434      3,066    12,762     11,644
  Development contracts and
   other                          823        872     2,627      3,341
                              --------  --------- ---------  ---------
      Total revenues            6,872      7,443    24,277     23,763
                              --------  --------- ---------  ---------

Costs and expenses:
  Cost of product sales
   (exclusive of amortization
   of intangibles shown
   separately below)            1,638      1,672     6,446      6,255
  Sales and marketing           3,073      3,293    11,649     11,312
  Research and development      1,520      2,013     6,003      7,985
  General and administrative    3,081      3,111    10,638     17,133
  Amortization of intangibles     206        363     1,256      1,470
  Restructuring                     0          0       185          0
                              --------  --------- ---------  ---------
    Total costs and expenses    9,518     10,452    36,177     44,155
                              --------  --------- ---------  ---------

Operating loss                 (2,646)    (3,009)  (11,900)   (20,392)
Interest and other income
 (expense), net                  (271)        (3)   (1,027)      (497)
                              --------  --------- ---------  ---------

Loss before provision for
 income taxes                  (2,917)    (3,012)  (12,927)   (20,889)

Benefit (provision) for
 income taxes                     (48)       151      (158)       151
                              --------  --------- ---------  ---------

Net loss                      $(2,965)   $(2,861) $(13,085)  $(20,738)
                              ========  ========= =========  =========

Basic and diluted net loss
 per share                     $(0.12)    $(0.12)   $(0.54)    $(0.91)
                              --------  --------- ---------  ---------

Shares used in calculating
 basic and diluted
 net loss per share            24,244     23,428    24,027     22,698
                              --------  --------- ---------  ---------





                              Immersion Corporation
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                           December 31,   December 31,
                                              2005            2004
                                           (Unaudited)         (1)
                                          -------------  -------------
ASSETS
 Cash and cash equivalents                   $28,171        $25,538
 Accounts receivable, net                      4,650          5,435
 Inventories                                   2,655          1,805
 Prepaid expenses and other current
  assets                                       1,131          1,280
                                          -------------  -------------
             Total current assets             36,607         34,058

  Property and equipment, net                  1,366          1,174
  Intangibles and other assets, net            6,787          7,018
                                          -------------  -------------

TOTAL ASSETS                                 $44,760        $42,250
                                          =============  =============

LIABILITIES
  Accounts payable                           $ 2,179        $ 4,038
  Accrued compensation                         1,193          1,499
  Other accrued liabilities                    1,604          2,002
  Deferred revenue and customer advances       2,741          3,420
  Current portion of long-term debt                5             11
                                          -------------  -------------
             Total current liabilities         7,722         10,970

  Long-term debt                              17,490         16,917
  Long-term liabilities and deferred
   revenue                                    21,343          5,330
  Long-term customer advance from
   Microsoft                                  15,000         15,000
                                          -------------  -------------
             Total liabilities                61,555         48,217

STOCKHOLDERS' DEFICIT                        (16,795)        (5,967)
                                          -------------  -------------

TOTAL LIABILITIES &
 STOCKHOLDERS' DEFICIT                       $44,760        $42,250
                                          =============  =============


(1)  Derived from the Company's annual audited financial statements.




     CONTACT: Immersion Corporation
              Stephen Ambler, 408-467-1900
              invest@immersion.com